UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2014

Gladstone Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	814-00237	54-2040781
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbrach Drive, Suite 100, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 287-5800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Gladstone Capital Corporation (the "Company") confirmed today, May 21, 2014, that, pursuant to Section 2.5 of its Articles Supplementary and Appendix A thereto, dated as of October 31, 2011, to the Articles of Amendment and Restatement, it will voluntarily redeem all 1,539,882 outstanding shares of its 7.125% Series 2016 Term Preferred Shares, $0.001 par value per share (the "Series 2016 Term Preferred Shares"), at $25.125 per share, representing the payment of the liquidation preference and redemption premium per share, plus accrued and unpaid dividends from and including May 21, 2014, up to and excluding May 23, 2014 (the "Redemption Date") in the amount of $0.00989583 per share, for a total payment per share of $25.13489583 (the "Redemption Amount").

The Company previously announced its intention to redeem the Series 2016 Term Preferred Shares contingent upon the Company’s successful completion on or prior to May 23, 2014, of a public offering of an additional series of term preferred shares resulting in net proceeds sufficient to redeem all outstanding Series 2016 Term Preferred Shares. As announced previously today, on May 20, 2014, the Company completed its offering of its 6.75% Series 2021 Term Preferred Shares, $0.001 per share (the "Series 2021 Term Preferred Shares") at a public offering price of $25.00 per share. This offering resulted in net proceeds of approximately $58.5 million, after payment of underwriting discounts, commissions and offering expenses, an amount sufficient to redeem all outstanding Series 2016 Term Preferred Shares.

The Redemption Amount per share for the Series 2016 Term Preferred Shares is due and payable on the Redemption Date. In addition, all holders of record of the Series 2016 Term Preferred Shares on May 20, 2014, the record date for the monthly distribution previously declared by the Board of Directors of the Company, will also receive a distribution in the amount of the monthly distribution, $0.1484375, paid on May 23, 2014 (rather than the previously announced payment date of May 30, 2014).

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Capital Corporation

May 21, 2014	By:	/s/ Melissa Morrison

Name: Melissa Morrison
Title: Chief Financial Officer